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                        SPELLING ENTERTAINMENT GROUP INC.
                                   EXHIBIT 11

                COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  Year ended December 31,
                                                    -------------------------------------------------
                                                        1998               1997               1996
                                                    -----------        -----------        -----------
Net income (loss):
Income (loss) from continuing operations
   applicable to common stock                       $     8,942        $   (12,322)       $     4,075
Loss from discontinued operations                       (16,250)           (40,000)          (255,200)
                                                    -----------        -----------        -----------
Net loss applicable to common stock                 $    (7,308)       $   (52,322)       $  (251,125)
                                                    ===========        ===========        ===========

Shares:
   Basic shares - weighted average of common
      shares outstanding                                 92,385             90,777             90,369
   Additional shares assuming conversion
      of stock options and warrants                         773                 --                929
                                                    -----------        -----------        -----------

   Diluted shares                                        93,158             90,777             91,298
                                                    ===========        ===========        ===========


Basic income (loss) per common share:
    Continuing operations                           $      0.10        $     (0.14)       $      0.04
    Discontinued operations                               (0.18)             (0.44)             (2.82)
                                                    -----------        -----------        -----------
Basic income (loss) per common share                $     (0.08)       $     (0.58)       $     (2.78)
                                                    ===========        ===========        ===========

Diluted income (loss) per common share:
     Continuing operations                          $      0.10        $     (0.14)       $      0.04
     Discontinued operations                              (0.18)             (0.44)             (2.79)
                                                    -----------        -----------        -----------
Diluted income (loss) per common share              $     (0.08)       $     (0.58)       $     (2.75)
                                                    ===========        ===========        ===========